Robert D. Novo VP – Human Resources & EH&S

90 E. Halsey Road Parsippany, NJ 07054 Tel. (973) 515-1800 Fax (973) 515-3211

September 22, 2005

Maximo Vargas
Monte Galeras #2603
Chihuahua, Chih.,  Mexico 31216

Dear Max:

This letter will confirm our offer of employment as GenTek’s Vice President and General Manager of the Noma Wire Harness business. In this role, you will report to Bill Redmond, CEO, and your primary responsibilities will be as directed. Upon acceptance of our offer, we will mutually agree upon a start date.

Listed below are the key aspects of our employment offer, in USD’s and as we discussed, we will work with you to tailor the elements of this offer to be compliant with Mexican Statutory requirements and practices:

1.	You will receive a base salary of $18,750 per month ($225,000 annually).

2.	You will be eligible for a performance-based bonus as follows: Your target bonus will be fifty percent (50%) of your base salary. Bonus eligibility will be based upon Company and individual performance considerations and will be subject to the terms of the GenTek Management Incentive Plan, as may be modified from time to time at the discretion of the Company’s Board of Directors. Your 2005 bonus will be prorated this calendar year. Bonus payments to senior executives are normally made following the close of the audit, typically in the first quarter following each fiscal year.

3.	You will be eligible to participate in GenTek’s Long Term Incentive Plan (“LTIP”). In accordance with the terms and conditions of the GenTek Management and Directors Incentive Plan, you will be eligible to receive an award with a target grant date value of $131,000. You will be eligible for a “full year” award in 2005. It is the Company’s intent, subject to the discretion and approval of the Board, to grant you an LTIP award every year.

4.	You will receive three (3) weeks’ vacation per year starting in calendar year 2006.

5.	If you decide to relocate, the Company will provide relocation assistance consistent with our relocation policy for new hires provided, however you begin the relocation process within 18 months of your employment. Please note that under the Company’s relocation policy, there is a one-year payback provision of relocation expenses paid on your behalf if you were to voluntarily terminate from the company within one-year of commencement of the relocation process.

6.	In addition to your social security health coverage (IMSS), the Company will provide additional health and dental coverage for you and your family in a supplemental policy for Mexico and the U.S. The supplemental policy will be consistent with our U.S. program and market practices for Mexican executives. The Company will provide basic life insurance coverage in the amount of one times your base salary. Additionally, employee paid supplemental life insurance coverage of up to $1,200,000 will be available for your purchase.

Mr. Maximo Vargas
September 21, 2005

7.	In the unlikely event your employment should be terminated without cause, you will be entitled to receive 12 months base pay, subject to executing our standard Separation Agreement.

8.	You will be entitled to a vehicle support program of either a company leased car or a car allowance consistent with market practice for Mexican executives.

9.	The Company will sponsor and support your petition to obtain a U.S. work Visa.

10.	The Company agrees to provide you with tax advisory and preparation service, of your choosing, not to exceed $4,000 per year.

As with all our key executives, it is our practice to conduct a routine background check with your advance approval. This offer of employment is subject to receiving a positive report. I believe that you have already signed the current forms for this check.

Max, we look forward to having you as a member of our team and are confident that you will find your employment here rewarding. If the foregoing is acceptable, please so indicate by signing below and returning one copy of this letter to us along with our standard Non-Compete/Confidential Disclosure Agreement as well as acknowledgement of the following policies: Insiders Trading Policy, Code of Conduct, Information Services Security, Policy and Substance Abuse Policy, all of which are enclosed. The second copy of this letter is for your records. If you have any questions, please feel free to contact me.

Very truly yours,

Robert D. Novo
VP – Human Resources & EH&S

ACCEPTANCE OF OFFER:	DATE:

Enclosures